Exhibit 10.1

PCSB BANK

INCENTIVE COMPENSATION PLAN POLICY

SEPTEMBER 20, 2017

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Plan Objective

The Incentive Compensation Plan (“ICP”) is intended to encourage alignment with vision and strategy.  It is designed to provide an effective means of encouraging, recognizing and rewarding outstanding performance on the part of the Bank’s participating employees for their work in producing results that meet plan objectives.  The plan is designed to:

•	Focus on critical business initiatives and objectives articulated in the Strategic Business Plan
•	Be supported by performance goals which can easily be assessed.
•	Include goals that are controllable by incentive plan participants
•	Be clearly defined and easy to understand.

Plan Oversight

The President & CEO will administer the ICP with oversight by the Compensation Committee (“Committee”) of the Board of Directors.  The Board of Directors is responsible for all incentive actions regarding the President & CEO and the Committee is responsible for reviewing the President & CEO’s recommendations for other members of the Executive Management Team.

The Committee has overall control of the plan and has full power and authority to:

•	Interpret the Plan’s provisions
•	Approve the Plan participants
•	Act on the President & CEO’s recommendations
•	Amend or terminate the Plan
•	Approve the award for the President & CEO

The Administration of the Plan

Awards are earned by measuring several performance areas as determined by the Committee, President & CEO and Executive Management Team.  During the annual business planning process, critical organization-wide, department and individual measures and supporting goals are determined.  Once the Board of Directors accepts the Budget and Business Plan, it is the President & CEO’s responsibility to set individual goals for the participants.  Each participant is assigned multiple goals with at least one being a corporate goal (such as net income).  The measures and goals are weighted to reflect the importance of each goal to the overall success of the Bank; all goals have a weight of 10% or more.

Each goal should have about a 60% to 70% probability of attainment.  Performance is assessed at the end of each fiscal year.  The degree to which goals have been achieved will be assessed by the President & CEO and the Committee.

Incentive awards may not be paid unless a threshold of financial performance is met.  The Committee, upon recommendation by the President & CEO may provide incentive awards to

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selected participants in extraordinary circumstances.  Generally, such discretionary awards would not exceed the threshold award level.

The Plan Mechanics and Payouts

The Plan Design, Threshold and Maximum Goal values/ranges are set by Management and approved annually by the Committee and are based on a formula of 12.5% +/- around the Target goal.

At the time of the adoption of the plan by the Board of Trustees, (August 16, 2017) the following values/ranges were approved based on recommendations by the Committee’s compensation consultant (Arthur Warren Associates) utilizing peer data information.

		Below			Maximum
		Threshold	Threshold	Target	& Above

Joseph Roberto	President & CEO	0%	15%	30%	45%
Scott Nogles	EVP CFO, Treas	0%	10%	20%	30%
Mike Goldrick	EVP CLO	0%	10%	20%	30%
Cliff Weber	SVP CRO GC	0%	10%	20%	30%
Rich Petrone	SVP CCO	0%	10%	20%	30%
Robert Farrier	SVP Br Admin	0%	7.5%	15%	22.5%
Ruth Leser	SVP HR Corp Secy	0%	7.5%	15%	22.5%
Carol Bray	SVP IT Manager	0%	7.5%	15%	22.5%
Dave McNamara	SVP Compliance	0%	7.5%	15%	22.5%

The measures used in the ICP are defined by a goal with an associated range appropriate to the responsibilities of the plan participant and established at the beginning of the performance period.  Once these measures and goals have been determined, each participant’s goals are weighted to signify importance.  The goals are internally directed and are based on the bank’s strategic plan.  There is at least one measure that is common to each plan participant to insure that each participant understands how their role impacts the entire Bank.  This common measure is net income and is weighted differently depending upon the actual position responsibilities.

Specific goals for each of the measures included in the plan are developed by Management through the Bank’s Board approved Strategic Plan and reviewed by the Committee.  Approval of the President & CEO’s measures is done by the Committee, in discussion with the Board of Directors.  The following guidelines are used in this regard:

•	The goals should integrate with and support the Strategic Plan
•	The goals are not to be confused with broad-based position responsibilities

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•	The goals must be documented in clear, concise terms which describe specific measures or indicators of success together with a time schedule for completion.

Significant Plan Definitions

•	Plan Year: Is the performance measurement period running from July 1 through June 30
•	Threshold: Level of performance at which awards begin to be paid.
•	Target: Level at which Bank meets the annual strategic business plan.
•	Maximum and Above: Level of performance better than planned level.
•	Net Income: Net Income after taxes not including unique transactions deemed by the Committee and Board of Directors as appropriate.
•	Net Interest Margin: Total interest income less Total Interest Expense as a percent of Average Earning Assets
•	Loan Growth: Increase in total loans year over year.
•	Deposit Growth: Increase in total deposits year over year.
•	Efficiency Ratio: “Core Operating Efficiency Ratio” as reported on the Bank’s SEC financial filings.
•	Qualitative Measure: Broad based specific position responsibilities evaluated by the President & CEO for each participant.
•	Organic Loan Origination: Internally driven gross loan originations excluding whole loan or participation purchases.
•	Core Deposit Growth: Internally driven deposit growth excluding certificates of deposit.
•	Base Salary: For purposes of the ICP payment it is defined as earnings paid in the plan year, excluding bonuses and any other compensation.

Eligibility

New participants must start before July 1st, the beginning of the Bank’s fiscal year, in order to be eligible to participate.  Participants must be an active employee and on the payroll as of the date incentive awards are paid to receive an incentive award.  Incentive awards are forfeited if employment terminates voluntarily or involuntarily before the date the incentive award is paid, even if the participant was employed on the last day of the Plan Year.

Award Payments

Incentive awards will be calculated after fiscal year end financial information has been reviewed and results are certified.  Approved awards will be paid once a year within two and a half months after the fiscal year in which awards are earned.  At the time a cash payment is made, all applicable taxes (federal, state, FICA) will be withheld from the award.

Incentive awards are not guaranteed and may not be paid in any year if the Bank has a Camels composite rating of less than satisfactory or the Bank is subject to regulatory operating restrictions.

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The ICP is not a contract between employer and employee and any alteration and or inappropriate manipulation of performance or financial results, or any other infraction of recognized ethical business standards, will subject the participant to disciplinary action up to and including termination of employment.

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